Exhibit 99

Bassett Furniture Industries, Inc.	J. Michael Daniel, Senior Vice
P.O. Box 626	President - Chief Financial
Bassett, VA 24055	& Administrative Officer
(276) 629-6614 - Investors

Peter D. Morrison, Vice President of Communications
For Immediate Release	(276) 629-6387 – Media

Bassett Furniture News Release

Bassett Announces 11% Increase in Regular Quarterly Dividend

(Bassett, Va.) – July 9, 2024–Bassett Furniture Industries, Inc. (Nasdaq: BSET) announced today that its Board of Directors has declared a regular quarterly dividend of $0.20 per share of common stock, payable on August 30, 2024, to shareholders of record at the close of business on August 16, 2024 which represents an 11% increase over the prior quarterly dividend.

About Bassett Furniture Industries, Inc.

Bassett Furniture Industries, Inc. (NASDAQ:BSET), is a leading manufacturer and marketer of high quality home furnishings. With 88 company- and licensee-owned stores at the time of this release, Bassett has leveraged its strong brand name in furniture into a network of corporate and licensed stores that focus on providing consumers with a friendly environment for buying furniture and accessories. Bassett’s retail strategy includes stylish, custom-built furniture that features the latest on-trend furniture styles, free in-home design visits, and coordinated decorating accessories. Bassett also has a traditional wholesale business with more than 700 accounts on the open market, across the United States. For more information, visit the Company’s website at bassettfurniture.com. (BSET-E)

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